Exhibit 99.1

Hennessy Advisors, Inc. Announces Dividend

NOVATO, Calif., Oct. 29, 2021 /PRNewswire/ -- The Board of Directors of Hennessy Advisors, Inc. (NASDAQ: HNNA) today declared a quarterly dividend of $0.1375 per share, which will be paid on November 23, 2021, to shareholders of record as of November 11, 2021. This quarterly dividend equates to an annualized dividend of $0.55, bringing the yield to 4.8% based on a closing stock price of $11.49 on October 28, 2021.

"Our dependable dividend program is a testament to our financial strength," said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc. "The payment of this dividend in November will mark the 17th consecutive year that Hennessy Advisors has paid dividends to its shareholders," he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc, tania@hennessyadvisors.com; 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061